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                                                                       Exhibit 1
                                                                       ---------

                      CERTIFICATE OF LIMITED PARTNERSHIP
                        WELLS REAL ESTATE FUND XI, L.P.

               A LIMITED PARTNERSHIP ORGANIZED UNDER THE LAWS OF
                    THE STATE OF GEORGIA, NORCROSS, GEORGIA


This certifies that _____________________________________________ is the owner of _______________________ Limited Partnership units of Wells Real Estate Fund XI, L.P., a Limited Partnership organized under the laws of the State of Georgia. This Certificate is non-transferable and non-negotiable.

     Units represented by this Certificate are subject to the terms, conditions and limitations of the Agreement of Limited Partnership of Wells Real Estate Fund XI, L.P., as amended, and may only be sold or transferred in accordance with the provisions of Article 17 of the Agreement of Limited Partnership, as amended.

     IN WITNESS WHEREOF, the said Partnership has caused this Certificate to be issued by its General Partner.

                                        WELLS REAL ESTATE FUND XI, L.P.

                                        By:  Wells Partners, L.P.

                                        By:  Wells Capital, Inc.
                                             Its General Partner


                                              /s/ Leo F. Wells, III
                                             -----------------------------------
                                             Leo F. Wells, III
                                             President


     IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF UNITS OR ANY INTEREST THEREIN, OR TO RECEIVE CONSIDERATION THEREFORE, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.